EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 22, 2017	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2017 1ST QTR RESULTS

Horsham, PA, February 22, 2017 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2017.

FY 2017 First Quarter Financial Highlights:

•
FY 2017’s first quarter net income was $70.4 million and earnings per share were $0.42 per share diluted, compared to net income of $73.2 million and $0.40 per share diluted in FY 2016’s first quarter.

•
Pre-tax income was $109.8 million, compared to pre-tax income of $116.8 million in FY 2016’s first quarter. FY 2017’s first quarter results included pre-tax inventory write-downs totaling $4.7 million, compared to $1.3 million in FY 2016’s first quarter.

•
Revenues of $920.7 million and home building deliveries of 1,190 units were approximately flat in dollars and increased 12% in units, compared to FY 2016’s first-quarter total of $928.6 million and 1,063 units. The average price of homes delivered declined to $773,700, due to changes in product mix, compared to $873,500 in FY 2016’s first quarter.

•
Net signed contracts of $1.24 billion and 1,522 units rose 14% in dollars and 22% in units, compared to FY 2016’s first quarter totals of $1.09 billion and 1,250 units. The average price of net signed contracts was $816,700, compared to $869,600 in FY 2016’s first quarter. The decline in average price was primarily due to: (1) the Company’s FY 2017 first quarter acquisition of Boise-based Coleman Homes (“Coleman”), (2) a decline in the number of contracts signed in the Company’s City Living division compared to one year ago and (3) an increase in townhome contracts in the North and Mid-Atlantic regions.

•
On a per-community basis, FY 2017’s first-quarter net signed contracts was 4.73 units per community, compared to first quarter totals of 4.34 in FY 2016, 4.09 in FY 2015, 3.95 in FY 2014, and 4.34 in FY 2013.

•	For the first three weeks of FY 2017’s second quarter, beginning February 1, 2017, non-binding reservations deposits were up 16% in units, compared to the same period in FY 2016.

•
Backlog of $4.35 billion and 5,145 units rose 19% in dollars and 21% in units, compared to FY 2016’s first-quarter-end backlog of $3.66 billion and 4,251 units. The average price of homes in backlog was $844,500, compared to $861,600 at FY 2016’s first-quarter end.

•
Gross margin, as a percentage of revenues, was 20.4% in FY 2017’s first quarter, compared to 23.3% in FY 2016’s first quarter. Adjusted Gross Margin, which excludes interest and inventory write-downs (“Adjusted Gross Margin”), was 23.9%, compared to 26.9% in FY 2016’s first quarter.

•	Other income and Income from unconsolidated entities totaled $59.1 million, compared to $22.4 million in FY 2016’s first quarter.

•	The Company ended its first quarter with 321 selling communities, compared to 310 at FYE 2016, and 291 at FY 2016’s first-quarter end.

•
On February 21, 2017, the Company announced that its Board of Directors approved the initiation of a cash dividend to shareholders.  The first quarterly dividend of $0.08 per share, equivalent to approximately 1% annualized of the Company’s current share price, will be paid on April 28, 2017 to shareholders of record on the close of business on April 14, 2017.

•	During the first quarter of FY 2017, the Company repurchased approximately 557,000 shares of its common stock at an average price of $27.33, for a total purchase price of $15.2 million.

▪
The Company is increasing the mid-point of its delivery guidance for full FY 2017 by 100 units and now expects FY 2017 deliveries of between 6,700 and 7,500 units with an average price of between $775,000 and $825,000.

▪	The Company reaffirms its previous guidance for full FY 2017 Adjusted Gross Margin, SG&A as a percentage of revenues, Other income and Income from unconsolidated entities and effective tax rate.

•	The Company expects FY 2017 second-quarter deliveries of between 1,350 and 1,650 units with an average price of between $810,000 and $835,000.

•	The Company expects its second-quarter FY 2017 Adjusted Gross Margin to be between 23.8% and 24.2% of revenues.

•	FY 2017 second-quarter SG&A is expected to be approximately 11.4% of second quarter revenues.

•	The Company’s second-quarter FY 2017 Other income and Income from unconsolidated entities is expected to be between $40 million and $60 million.

•	The FY 2017 second quarter effective tax rate is projected to be approximately 37.5%.
Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “FY 2017’s first-quarter contracts rose 14% in dollars and 22% in units compared to the first quarter of FY 2016. This was our tenth consecutive quarter of year-over-year growth in contract dollars and units, with double digit increases in each of the past three quarters. And for the first 3 weeks of FY 2017’s second quarter, non-binding reservation deposits were up 16% in units, compared to the same period in FY 2016.
“FY 2017 should be another year of substantial growth. Deliveries are projected to increase from 6,100 in FY 2016 to between 6,700 and 7,500 in FY 2017. We should continue to post strong gross margins. And Other income and Income from Joint Ventures (Unconsolidated entities) is projected to increase from $100 million in FY 2016 to between $160 million and $200 million in FY 2017. This should produce significantly higher earnings per share in FY 2017 versus FY 2016 and improve our ROE to 12% of beginning equity.
“As the only national home building company focused on the highly fragmented luxury market, we continue to enjoy strong demand and produce industry-leading contract growth. Our strategic plan to diversify geographically and by product type enables us to appeal to a wide demographic interested in a luxury home. This is helping to drive our results. We have a nationwide footprint of well-located and beautifully amenitized communities. Our homes offer great lifestyles, top school districts, and ease of access to employment and cultural centers, all for a great value. Our “affordable luxury” product lines reach a large and growing base of affluent move-up, empty-nester and millennial buyers. Our strong balance sheet gives us a financial edge over the small and mid-sized builders who are our primary competition in the luxury market.
“Our success is also driven by our tremendous brand. Fortune magazine just named us Most Admired Home Building Company for the third consecutive year in its 2017 survey of the World’s Most Admired Companies. This is a tribute to the tremendous energy and diligence of our associates and their dedication to providing each and every one of our customers with the quality, value, and service they expect from the Toll Brothers brand.
“Contracts (in units) were up this quarter in five of our six regions: California, the West, South, Mid-Atlantic and North. And despite the interest rate rise at the end of 2016, our results, encouragingly, showed an acceleration in contracts from November to December to January this quarter.
“Contracts in our City Living division, which operates primarily in the urban metro New York City market, were down year-over-year this quarter, while our quarter-end backlog was up, our gross margins continue to far exceed Company averages and we continue to have confidence in the quality of our locations.
“In conjunction with our geographic and product diversification, we are also developing a significant portfolio of luxury rental properties, most of which will be built and owned in joint ventures. In total, our portfolio includes in excess of 10,000 units built, in construction or planned across the nation.
“Last night we announced that we will begin paying a quarterly dividend equal to $.08 per share, or approximately 1% annualized of our current share price. This dividend is the next step in the maturation of our company and, along with our stock repurchases, reflects our commitment to return cash to our shareholders and improve our return on equity. This dividend should not in any way restrict our opportunities to invest in future growth, either through land acquisitions, company acquisitions or other strategic initiatives. We also believe a dividend at this time and at this level will broaden our investor base.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “This quarter we exceeded our earnings expectations as our revenues, gross margin and SG&A, as a percentage of revenues, all came in better than anticipated. As expected, the average price point of new contracts declined from roughly $870,000 to $817,000 due to a shift in mix, including contracts from our new Boise home builder acquisition, fewer City Living contracts at our wholly-owned properties, and an increase in lower-priced townhome contracts in the North and Mid-Atlantic regions.

“In our Income from unconsolidated entities, we reported $34.5 million from City Living joint ventures, and benefited from a $6.2 million gain on the partial sale of our ownership in a Toll Brothers Apartment Living project. This was the first project in which we round-tripped capital by selling a portion of our ownership position.
“Subject to our normal caveats regarding forward-looking statements, we offer the following guidance: “We generally have not been impacted by significant construction delays due to labor shortages and thus were able to exceed our delivery guidance this quarter. Based on this environment and our strong first-quarter-end $4.35 billion backlog, up year-over-year by 19% in dollars and 21% in units, we are increasing the mid-point of our delivery guidance range by 100 units for full FY 2017. We now project revenues and deliveries to be between $5.2 billion and $6.2 billion and between 6,700 and 7,500 units.
“For FY 2017’s second quarter, we project deliveries of between 1,350 and 1,650 units at an average delivered sales price of between $810,000 and $835,000. Adjusted Gross Margin is expected to be between 23.8% and 24.2% while SG&A, as a percentage of revenues, is projected to be about 11.4% of revenues. Other Income and Income from Unconsolidated Entities is projected to be between $40 million and $60 million. We project the effective tax rate for our second quarter to be approximately 37.5%.”
Robert I. Toll, executive chairman, stated: “The housing market continues on its steady path of growth.  Total housing starts rose in 2016 to approximately 1.2 million units, the highest level since 2007.  However, despite this increase, nationwide housing starts remain well below historic norms of 1.6 million annually, even as population has continued to grow over the past decade. With home price appreciation strengthening personal balance sheets, the Dow Jones Industrial Average surpassing 20,000 for the first time, and low unemployment, we believe the housing outlook for 2017 remains favorable.
“The pent-up demand of the past seven years may be starting to release, bringing more buyers into the market, especially in the move-up segment, where rising home values are giving buyers more equity when they sell their homes in order to move up. The leading edge of the millennial generation has begun to form families, have children and buy homes. And maturing baby boomers continue to demonstrate strong demand for our Active Adult homes. With supplies of new and existing homes still tight, we believe a rise in demand could push home prices higher. More buyers would be motivated to get off the fence and into the market, which could raise prices higher and tighten supply further. This would especially benefit the luxury sector of the new home market, where buyers have the incomes and balance sheets to pay more for the homes of their dreams.”
Toll Brothers’ financial highlights for the FY 2017 first quarter ended January 31, 2017 (unaudited):

•
FY 2017’s first-quarter net income of $70.4 million and $0.42 per share diluted, declined 4% and increased 5%, respectively, compared to FY 2016’s first-quarter net income of $73.2 million, or $0.40 per share diluted.

•
FY 2017’s first-quarter pre-tax income of $109.8 million decreased 6%, compared to FY 2016 first-quarter pre-tax income of $116.8 million. FY 2017’s first-quarter results included pre-tax inventory write-downs totaling $4.7 million ($4.0 million attributable to operating communities and $0.7 million attributable to future communities). FY 2016’s first-quarter results included pre-tax inventory write-downs of $1.3 million ($0.6 million attributable to an operating community and $0.7 million attributable to future communities).

•
FY 2017’s first-quarter total revenues of $920.7 million and 1,190 units were approximately flat in dollars and increased 12% in units, compared to FY 2016’s first-quarter total revenues of $928.6 million and 1,063 units. The average price of homes delivered declined to $773,700, due to changes in product mix, compared to $873,500 in FY 2016’s first quarter.

•
The Company’s FY 2017 first-quarter net signed contracts of $1.24 billion and 1,522 units, increased 14% in dollars and 22% in units, compared to FY 2016’s first-quarter net signed contracts of $1.09 billion and 1,250 units. The average price of net signed contracts was $816,700, compared to $869,600 in FY 2016’s first quarter. The decline in average price was primarily due to: (1) the Company’s FY 2017 first quarter acquisition of Boise-based Coleman Homes, which contributed 60 contracts totaling $20.4 million at an average price of $341,000, (2) a decline in the number of contracts signed in the Company’s City Living division compared to one year ago and (3) an increase in townhome contracts in the North and Mid-Atlantic regions.

•
On a per-community basis, FY 2017’s first-quarter net signed contracts was 4.73 units per community, compared to first-quarter totals of 4.34 in FY 2016, 4.09 in FY 2015, 3.95 in FY 2014, and 4.34 in FY 2013.

•
In FY 2017, first-quarter-end backlog of $4.35 billion and 5,145 units increased 19% in dollars and 21% in units, compared to FY 2016’s first-quarter-end backlog of $3.66 billion and 4,251 units. The average price of homes in backlog was $844,500, compared to $861,600 at FY 2016’s first-quarter end.

•
On November 4, 2017, the Company acquired substantially all of the assets and operations of Coleman Homes, a builder in Boise, Idaho. In the first quarter of FY 2017, Coleman contributed 74 home deliveries totaling $21.9 million of revenues at an average price of $296,000, and 60 signed contracts totaling $20.4 million at an average price of $341,000. At FY 2017’s first-quarter end the Company's backlog included 114 homes totaling $37.3 million at an average price of $327,000 from Coleman, and its quarter-end community count included 17 selling communities from Coleman.

•
FY 2017’s first-quarter gross margin, as a percentage of revenues, was 20.4%, compared to 23.3% in FY 2016’s first quarter. FY 2017’s first-quarter Adjusted Gross Margin was 23.9%, compared to 26.9% in FY 2016’s first quarter.

•	Interest included in cost of sales was 3.0% of revenue in FY 2017’s first quarter, compared to 3.4% in FY 2016’s first quarter.

•	SG&A, as a percentage of revenues, was 14.9%, compared to 13.1% in FY 2016’s first quarter.

•	Income from operations of $50.6 million represented 5.5% of revenues in FY 2017’s first quarter, compared to $94.5 million and 10.2% of revenues in FY 2016’s first quarter.

•	Other income and Income from unconsolidated entities in FY 2017’s first quarter totaled $59.1 million, compared to $22.4 million in FY 2016’s same quarter.

•
FY 2017’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.8%, compared to 7.5%, in FY 2016’s first quarter. As a percentage of beginning-quarter backlog, FY 2017’s first-quarter cancellation rate was 2.0%, compared to 2.5% in FY 2016’s first quarter.

•
The Company ended its FY 2017 first quarter with $373.5 million in cash, compared to $633.7 million in cash at FYE 2016, and $336.2 million in cash at FY 2016’s first-quarter end. At FY 2017’s first-quarter end, the Company also had $932.6 million available under its $1.295 billion, 20-bank credit facility, which matures in May 2021.

•	During the first quarter of FY 2017, the Company repurchased approximately 557,000 shares of its common stock at an average price of $27.33, for a total purchase price of $15.2 million.

•	The Company’s Stockholders’ Equity at FY 2017’s first-quarter end was $4.32 billion, compared to $4.15 billion at FY 2016’s first-quarter end.

•
The Company ended its FY 2017 first quarter with a debt-to-capital ratio of 45.7%, compared to 47.2% at FYE 2016 and 44.8% at FY 2016’s first-quarter end. The Company ended FY 2017’s first quarter with a net debt-to-capital ratio(1) of 42.6%, compared to 40.9% at FYE 2016, and 41.7% at FY 2016’s first-quarter end.

•
The Company ended FY 2017’s first quarter with approximately 47,800 lots owned and optioned, compared to 48,800 one quarter earlier, and 43,800 one year earlier. Approximately 33,800 of these 47,800 lots were owned, of which approximately 18,600 lots, including those in backlog, were substantially improved.

•
In the first quarter of FY 2017, the Company purchased 2,235 lots for $211.7 million. This includes approximately 1,350 lots for $85.2 million associated with the acquisition of Coleman Homes on November 4, 2016.

•	The Company ended FY 2017’s first quarter with 321 selling communities, compared to 310 at FYE 2016 and 291 at FY 2016’s first-quarter end.

•
Based on FY 2017’s first-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 6,700 and 7,500 homes in FY 2017, compared to previous guidance of 6,500 and 7,500 units. It now believes the average delivered price for FY 2017 will be between $775,000 and $825,000 per home. This translates to projected revenues of between $5.19 billion and $6.19 billion in FY 2017, compared to $5.17 billion in FY 2016.

•	The Company reaffirms its previous guidance for full FY 2017 Adjusted Gross Margin, SG&A as a percentage of revenues, Other income and Income from unconsolidated entities, and effective tax rate.

•	The Company expects FY 2017 second-quarter deliveries of between 1,350 and 1,650 units with an average price of between $810,000 and $835,000.

•	The Company expects its second-quarter FY 2017 Adjusted Gross Margin to be between 23.8% and 24.2% of revenues.

•	FY 2017 second-quarter SG&A is expected to be approximately 11.4% of second quarter revenues.

•	The Company’s second-quarter FY 2017 Other income and Income from unconsolidated entities is expected to be between $40 million and $60 million.

•	The FY 2017 second quarter effective tax rate is expected to be approximately 37.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, February 22, 2017, to discuss these results and its outlook for FY 2017. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 600 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Idaho, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Capital and Asset Management joint venture, the Company provides builders and developers with land banking and joint venture capital. The Company acquires and develops commercial and apartment properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-,  mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
In 2017, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the third year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward Looking Statement
Information presented herein for the first quarter ended January 31, 2017 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; and the anticipated benefits to be realized from the acquisition of Coleman Homes.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; and the anticipated benefits to be realized from the acquisition of Coleman Homes. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2017	October 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$373,469	$633,715
Restricted cash	12,445	31,291
Inventory	7,539,974	7,353,967
Property, construction and office equipment, net	172,459	169,576
Receivables, prepaid expenses and other assets	512,974	582,758
Mortgage loans held for sale	85,765	248,601
Customer deposits held in escrow	58,012	53,057
Investments in unconsolidated entities	601,696	496,411
Deferred tax assets, net of valuation allowances	160,006	167,413
	$9,516,800	$9,736,789

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$879,894	$871,079
Senior notes	2,695,524	2,694,372
Mortgage company loan facility	57,040	210,000
Customer deposits	344,150	309,099
Accounts payable	258,694	281,955
Accrued expenses	940,102	1,072,300
Income taxes payable	20,372	62,782
Total liabilities	5,195,776	5,501,587

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	718,861	728,464
Retained earnings	4,047,713	3,977,297
Treasury stock, at cost	(450,072)	(474,912)
Accumulated other comprehensive loss	(3,167)	(3,336)
Total stockholders' equity	4,315,114	4,229,292
Noncontrolling interest	5,910	5,910
Total equity	4,321,024	4,235,202
	$9,516,800	$9,736,789

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2017		2016
	$	%	$	%
Revenues	$920,730		$928,566
Cost of revenues	733,002	79.6%	712,311	76.7%
Gross margin	187,728	20.4%	216,255	23.3%

Selling, general and administrative expenses	137,095	14.9%	121,796	13.1%
Income from operations	50,633	5.5%	94,459	10.2%

Other:
Income from unconsolidated entities	46,445		8,638
Other income - net	12,703		13,720
Income before income taxes	109,781		116,817
Income tax provision	39,365		43,637
Net income	$70,416		$73,180
Income per share:
Basic	$0.43		$0.42
Diluted	$0.42		$0.40
Weighted-average number of shares:
Basic	162,588		174,205
Diluted	170,417		182,391

Effective tax rate	35.9%		37.4%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2017	2016
Impairment charges recognized:
Cost of sales - land owned/controlled for future communities	$661	$681
Cost of sales - operating communities	4,000	600
	$4,661	$1,281

Depreciation and amortization	$6,034	$5,727
Interest incurred	$41,774	$40,107
Interest expense:
Charged to cost of sales	$27,928	$32,023
Charged to other income - net	42	275
	$27,970	$32,298

Home sites controlled:
Owned	33,775	35,639
Optioned	14,005	8,180
	47,780	43,819

Inventory at January 31, 2017 and October 31, 2016 consisted of the following (amounts in thousands):

	January 31, 2017	October 31, 2016
Land and land development costs	$2,343,973	$2,497,603
Construction in progress	4,536,967	4,225,456
Sample homes	486,322	460,948
Land deposits and costs of future development	148,083	144,417
Other	24,629	25,543
	$7,539,974	$7,353,967

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada, and Washington

California:	California

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
HOME BUILDING REVENUES
North	209	180	$145.6	$120.8	$696,800	$671,200
Mid-Atlantic	297	279	184.1	169.8	619,700	608,600
South	190	198	142.2	146.8	748,400	741,400
West	335	202	211.1	137.3	630,200	679,500
California	155	159	219.8	216.9	1,417,900	1,364,200
Traditional Home Building	1,186	1,018	902.8	791.6	761,200	777,600
City Living	4	45	17.9	137.0	4,484,100	3,044,000
Total consolidated	1,190	1,063	$920.7	$928.6	$773,700	$873,500

CONTRACTS
North	276	244	$171.7	$172.6	$622,300	$707,400
Mid-Atlantic	380	300	236.6	187.1	622,600	623,600
South	266	210	204.0	166.9	766,800	794,900
West	352	281	246.2	200.2	699,400	712,500
California	226	162	335.2	253.0	1,483,100	1,561,900
Traditional Home Building	1,500	1,197	1,193.7	979.8	795,800	818,600
City Living	22	53	49.3	107.2	2,243,100	2,021,500
Total consolidated	1,522	1,250	$1,243.0	$1,087.0	$816,700	$869,600

BACKLOG
North	1,044	954	$718.8	$671.0	$688,600	$703,400
Mid-Atlantic	1,069	832	662.5	536.2	619,800	644,500
South	1,036	836	798.2	689.3	770,400	824,500
West	1,165	895	840.4	636.5	721,400	711,200
California	604	612	983.1	933.9	1,627,600	1,526,000
Traditional Home Building	4,918	4,129	4,003.0	3,466.9	814,000	839,600
City Living	227	122	342.1	195.6	1,507,000	1,602,900
Total consolidated	5,145	4,251	$4,345.1	$3,662.5	$844,500	$861,600

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2017 and 2016, and for backlog at January 31, 2017 and 2016 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2017	2016	2017	2016	2017	2016
Three months ended January 31,
Revenues	87	19	$217.4	$16.0	$2,498,700	$844,300
Contracts	28	30	$43.5	$47.7	$1,552,000	$1,588,800

Backlog at January 31,	125	197	$297.6	$498.2	$2,380,400	$2,528,900

RECONCILIATION OF NON-GAAP MEASURES

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Gross Margin and the Company’s net debt-to-capital ratio.

These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.

The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.

Adjusted Gross Margin
The following table reconciles the Company’s gross margin as a percentage of revenues (calculated in accordance with GAAP) to the Company’s Adjusted Gross Margin (a non-GAAP financial measure). Adjusted Gross Margin is calculated as (i) gross margin plus interest recognized in cost of sales plus inventory write-downs divided by (ii) revenues.

Adjusted Gross Margin Reconciliation

		Three Months Ended January 31,
		2017	2016
	Revenues	$920,730	$928,566
	Cost of revenues	733,002	712,311
	Gross margin	187,728	216,255
Add:	Interest recognized in cost of sales	27,928	32,023
	Inventory write-downs	4,661	1,281
	Adjusted gross margin	$220,317	$249,559

	Gross margin as a percentage of revenues	20.4%	23.3%

	Adjusted Gross Margin	23.9%	26.9%

The Company’s management believes Adjusted Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Gross Margin
The Company has not provided projected second quarter and full year fiscal 2017 gross margin or a GAAP reconciliation for forward-looking Adjusted Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter or the full fiscal year. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full year fiscal 2017 gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation

		January 31,		October 31
		2017	2016	2016
	Loans payable	$879,894	$615,298	$871,079
	Senior notes	2,695,524	2,690,889	2,694,372
	Mortgage company loan facility	57,040	63,907	210,000
	Total debt	3,632,458	3,370,094	3,775,451
	Total stockholders' equity	4,315,114	4,150,149	4,229,292
	Total capital	$7,947,572	$7,520,243	$8,004,743
	Ratio of debt-to-capital	45.7%	44.8%	47.2%

	Total debt	$3,632,458	$3,370,094	$3,775,451
Less:	Mortgage company loan facility	(57,040)	(63,907)	(210,000)
	Cash and cash equivalents	(373,469)	(336,244)	(633,715)
	Total net debt	3,201,949	2,969,943	2,931,736
	Total stockholders' equity	4,315,114	4,150,149	4,229,292
	Total net capital	$7,517,063	$7,120,092	$7,161,028
	Net debt-to-capital ratio	42.6%	41.7%	40.9%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
###